Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of January 1, 2003 (the “Effective Date”), by and between APPROACH RESOURCES INC., a Delaware corporation (the “Company”), and STEVEN SMART, an individual residing in the state of Texas (“Employee”).
RECITALS
     WHEREAS, the Company desires to employ Employee pursuant to the terms of this Agreement;
     WHEREAS, Employee desires to be employed by the Company pursuant to the terms of this Agreement;
     WHEREAS, both the Company and Employee have read and understood the terms of this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel;
     WHEREAS, Employee acknowledges that in the course of his employment by the Company and performance of services on behalf of the Company and its subsidiaries, if any (collectively, the “Related Parties”), he will become privy to various business opportunities of the Related Parties;
     WHEREAS, it is a condition to (i) the sale of the Company’s common stock to Employee occurring on or about the Effective Date, (ii) the grant to Employee of options to acquire common stock of the Company occurring on or about the Effective Date, and (iii) the continuing employment of Employee by the Related Parties, that Employee enter into this Agreement; and
     WHEREAS, in connection with the sale on even date herewith to Employee of shares of the Company’s common stock, Employee is simultaneously purchasing 3,500 shares of the Company’s common stock in consideration of a promissory note payable to the Company (and committing to purchase an additional 5,000 shares of the Company’s common stock) (collectively, the “Note Shares”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:
AGREEMENT
1.	Employment. The Company will employ Employee subject to the terms of this Agreement. Employee hereby accepts employment subject to the terms of this Agreement.

2.	Duties. The Employee shall serve as Controller of the Company. The Employee shall report to the President and Executive Vice President of the Company.

3.	Place of Performance. In connection with his employment under this Agreement, Employee shall be based at the Company’s offices maintained in Fort Worth, Texas. The Company shall provide without cost to Employee such office space, secretarial, and administrative services, equipment, furniture, and furnishings as are suitable and appropriate to Employee’s titles and duties.

4.	Term of Agreement. The term of this Agreement shall be defined and determined as follows:
a.	Initial Term. This Agreement shall continue in full force and effect for two years (the “Initial Term”), commencing on the Effective Date and expiring on the second anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with paragraph 6.

b.	Renewal Term. Notwithstanding paragraph 4(a), the term of this Agreement will automatically be extended for an additional one year term (a “Renewal Term”) on the Expiration Date and on each successive anniversary of the Expiration Date, unless and until the Agreement terminated in accordance with paragraph 6.
5.	Compensation and Employment Benefits. The Company agrees to pay Employee the following compensation and employment benefits during his employment under this Agreement:
a.	Base Salary. From the Effective Date until changed as provided in this paragraph, the Company agrees to pay Employee an annual base salary of $115,000.00 (the “Base Salary”), pro-rated for any partial period of employment. The Base Salary will be payable semi-monthly in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Company agrees that during Employee’s employment under this Agreement, Employee’s Base Salary will be subject to an annual review and adjustment by the Company’s Board of Directors.

b.	Bonus.
(i)	In addition to the Base Salary, Employee is eligible to participate in an annual employee bonus pool (the “Pool”) to be determined annually, in its discretion, by the Board or a committee of two members of the Board designated as the Compensation Committee (the “Compensation Committee”), initially comprised of Bryan H. Lawrence and J. Ross Craft.

(ii)	If the Board or the Compensation Committee gives Employee the option, Employee may choose to receive his bonus in cash or shares of the Company’s common stock (with the valuation thereof set by the Board or the Compensation Committee), or any combination thereof.
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(iii)	The Board, or the Compensation Committee, as the case may be, in its discretion, will determine Employee’s participation in the Pool based on the relative contribution of Employee during the year for which the Pool is determined to the profitability and welfare of the Company.
c.	Employment Benefits. The Company agrees to provide Employee with the employment benefits that the Company ordinarily provides to its employees. Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies. In addition to those benefits, the Company agrees to provide or cause to provide the following benefits upon satisfaction by Employee of the any eligibility requirements, subject to the following limitations:
(1)	Sick-Leave Benefits and Disability Insurance. To the extent made available to other employees of the Company, and unless this Agreement is terminated pursuant to paragraph 6, Employee shall be paid sick leave benefits at his then prevailing Base Salary rate during his absence due to illness or other incapacity.

(2)	Vacations. The Company will provide Employee with a minimum of 20 business days paid vacation per calendar year during his employment under this Agreement. Such vacation must be utilized in the calendar year in which it is granted or else it will be forfeited, unless the Company has adopted a plan pursuant to which some or all of such days of paid vacation may be rolled over to the next succeeding year. Employee agrees that the time and duration of any vacation shall be subject to advance notice to the Board. The Company also agrees to provide Employee with all paid holidays ordinarily given by the Company to its employees. The Company also agrees to pay Employee for any accrued unused vacation should this Agreement terminate pursuant to paragraph 6.
d.	Reimbursement of Business Expenses. Employee is authorized to incur ordinary, necessary, and reasonable business expenses in connection with the performance of his duties, responsibilities, and authorities under this Agreement and for the promotion of the Company’s business and activities during this Agreement, including but not limited to expenses for necessary travel and entertainment and other items of expenses required in the normal and routine course of Employee’s employment under this Agreement. The Company will promptly reimburse Employee from time to time for all such business expenses incurred pursuant to and in conformity with this paragraph and the policies and practices of the Company then in effect relative to the reimbursement of business expenses.

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6.	Termination of Agreement. This Agreement may be terminated as follows:
a.	Death. This Agreement shall terminate immediately in the event of Employee’s death; provided, however, that Employee’s estate shall be paid the Base Salary that Employee earned through the date of his death in the time and manner in which Employee would have been paid such compensation.

b.	Disability. This Agreement shall terminate immediately in the event that Employee becomes “Disabled” as defined below. For purposes of this Agreement, Employee shall be deemed to have become “Disabled” when (i) he receives disability benefits under either Social Security or the Company’s disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of Employee at any time after he has been absent from the Company for a period of at least 120 calendar days since the Effective Date) that Employee has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law, or (iii) Employee is otherwise unable for a continuous period of 180 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

c.	With Cause. The Company shall be entitled to terminate this Agreement immediately, without any further liability to Employee, except as provided otherwise in this Agreement, for any “Cause” as defined below.
(i)	For purposes of this Agreement, “Cause” shall be defined as follows:
(A)	the willful and continued failure by Employee substantially to perform his duties hereunder (other than any such failure resulting from Employee becoming Disabled);

(B)	the willful engaging by Employee in misconduct that is materially injurious to the Company;

(C)	any misconduct in the course and scope of Employee’s employment under this Agreement, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other violations of the Company’s rules; or

(D)	any material violation of this Agreement or the Voting and Stockholders’ Agreement dated even date herewith among the Company and its stockholders.

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For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
(ii)	If the Company believes Cause exists for terminating this Agreement pursuant to this paragraph, it shall give Employee written notice of the acts or omissions constituting Cause, and no termination of this Agreement shall be effective unless and until Employee fails to cure such acts or omissions within 10 days after receiving such notice.
d.	Without Cause. The Company shall be entitled to terminate this Agreement for any reason other than death, disability, or Cause, at any time during Employee’s employment by providing 90 days written notice to Employee that the Company is terminating the Agreement without Cause as defined in this paragraph (a termination “without Cause”).

e.	Expiration of Term. The Employee’s employment shall terminate upon the expiration of the Initial Term or any successive Renewal Term, provided that the Company notify Employee at least 60 days before the expiration of the Initial Term or any successive Renewal Term of its intention not to extend this Agreement pursuant to paragraph 4(b).
7.	Compensation Upon Termination. Upon termination of Employee’s employment for one of the following reasons, Employee shall be entitled to the following compensation:
a.	Cause. If Employee’s employment shall be terminated for Cause, the Company shall pay Employee his Base Salary then in effect through the Date of Termination, prorated as provided in paragraph 5(a), and the Company shall have no further obligations to Employee under this Agreement.

b.	Breach by the Company. If in breach of this Agreement the Company shall terminate Employee’s employment (it being understood that a purported termination of Employee’s employment by the Company pursuant to any provision of this Agreement that is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), then the Company shall pay or provide Employee, in lieu of any further salary payments to Employee for any remaining portion of the Term of this Agreement following the Date of Termination:
(A)	on or before the 20th day following the Date of Termination, a lump sum in cash equal to 25% of his Base Salary in effect as of the Date of Termination;

(B)	on or before the 90th day following the Date of Termination, a lump sum in cash equal to 25% of Employee’s Base Salary in effect as of the Date of Termination; and

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(C)	all benefits Employee may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company.
c.	Without Cause or Expiration of Term of Agreement. If Employee’s employment shall be terminated without Cause as provided in paragraph 6(d) or if the Company elects not to extend this Agreement as provided in paragraph 6(e), the Company shall continue to pay Employee his Base Salary plus benefits for the period of 6 months from the date of termination. Such Base Salary and benefits shall be paid from time to time during such 6 month period in accordance with the time periods set forth in paragraph 5(a). Additionally, upon a termination of Employee’s employment without Cause or if the Company elects not to extend this Agreement, within 60 days after such event, the Company hereby agrees to purchase from Employee, and Employee hereby agrees to sell to the Company, all of the Note Shares in consideration for the forgiveness of the outstanding indebtedness under any promissory note made to purchase the Note Shares. The acquisition of the Note Shares by the Company shall be at a price no less than the price paid by the Employee for the Note Shares; provided that to the extent such purchase price is below the fair market value of the common stock of the Company at the time of such purchase, Employee shall be responsible for any taxes associated with the Company’s purchase of the Note Shares. Notwithstanding the preceding two sentences, Employee shall have the right to pay off the indebtedness in full under any promissory note made to purchase the Note Shares within 30 days after the notice of termination without Cause.
8.	Intentionally Omitted.

9.	Other Provisions Relating to Termination.
a.	Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other than termination because of Death) shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

b.	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Employee’s employment is terminated by Death, the date of Death; (ii) if Employee’s employment is terminated because of Employee becoming Disabled, then 60 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 60 day period); (iii) if (a) Employee’s employment is terminated by the Company for Cause or (b) Employee’s employment is terminated by Employee, then in each case the date specified in the Notice of Termination; (iv) if this Agreement is not renewed, the last

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date of the Initial Term or the Renewal Term as the case may be; and (v) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given (other than with respect to a termination without Cause) the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award, or by a final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), as applicable.
c.	Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in paragraph 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for therein be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

d.	Interest. Until paid, all past due amounts required to be paid by the Company under any provision of this Agreement shall bear interest at 8% per annum compounded daily.
10.	Business Opportunities and Intellectual Property; Personal Investments; Confidentiality; Covenant not to Compete.
a.	Employee shall promptly disclose to the Company all “Business Opportunities” and “Intellectual Property” (as defined below).

b.	For purposes hereof “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, that are developed by Employee during the period that Employee is employed by any of the Related Parties (the “Employment Term”) or originated by any third party and brought to the attention of Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions, or other written or charted means).

c.	For purposes hereof, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, that do not fall within the definition of Business Opportunities, that Employee discovers,

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conceives, invents, creates, or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation, or development (i) occurs in the course of Employee’s employment with the Related Parties or (ii) occurs with the use of any of the Related Parties’ time, materials, or facilities.
11.	Non-Compete Obligations During Employment Term. Employee agrees that during the Employment Term and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the Board):
a.	Employee will not, other than through the Related Parties, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity that is engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products; and

b.	all investments made by Employee (whether in his own name or in the name of any family members or made by Employee’s controlled affiliates), which relate to the lease, acquisition, exploration, development or production of hydrocarbons and related products shall be made solely through the Related Parties; and Employee will not (directly or indirectly through any family members), and will not permit any of his controlled affiliates to: (A) invest or otherwise participate alongside the Related Parties in any Business Opportunities or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Related Parties ultimately participates in such business or activity;
provided that this paragraph 11 shall not apply to (x) the existing personal oil and gas investments owned by Employee, his family members and his controlled affiliates as of the date hereof (the “Existing Personal Investments”); (y) future expenditures made by Employee and his family members and his controlled affiliates that are required to maintain, but not increase, their respective current ownership interests in the Existing Personal Investments, excluding however, any expenditure to participate in the acquisition, exploration, or development of any acreage that is not currently included in the Existing Personal Investments as of the date hereof; and (z) any opportunity that is first offered to, and subsequently declined by, the Company (acting through the Board).
12.	Confidentiality Obligations.
a.	Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Related Parties (collectively referred to herein as “Confidential Information”) constitute valuable, special and unique assets of the Related Parties’ business, and that access to and knowledge of such Confidential Information is essential to the performance of Employee’s duties. Employee agrees that during the Employment Term and during the one-year period following the Date of

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Termination, Employee will hold the Confidential Information in strict confidence and will not publish, disseminate, or otherwise disclose, directly or indirectly, to any person other than the Related Parties and their respective officers, directors, and employees, any Confidential Information or use any Confidential Information for Employee’s own personal benefit or for the benefit of anyone other than the Related Parties. The Company agrees to provide Confidential Information to Employee in exchange for Employee’s agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.
b.	For purposes of this paragraph 12, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed, or used by any of the Related Parties relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial, or management aspects of the business, operations, properties, or prospects of the Related Parties whether oral or in written form in a Related Parties’ business records, but shall exclude any information that (i) has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), or (ii) was rightfully in the possession of Employee, as shown by Employee’s records, prior to the date of this Agreement (including Employee’s method of selecting, purchasing, and reworking oil and gas properties, which the Company and Employee may utilize subsequent to the Employment Term (subject to the other limitations contained in this Agreement)); provided, however, that Employee shall provide to the Company copies of all information described in clause (ii); provided further, however, that this paragraph 12 shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved.
13.	Obligations After Termination Date.
a.	The purpose of the provisions of paragraph 12 and this paragraph 13 are to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Accordingly, during the “Post-Termination Non-Compete Term” (as defined below), Employee will not engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity that is in engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products within the boundaries of, or within a three (3) mile radius of the boundaries of, any mineral property interest of any of the Related Parties (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as

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designated pursuant to contractual agreements between the Related Party and any third party) or any other property on which the Related Parties have an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date; provided that, this paragraph 13 shall not preclude Employee from making personal investments in securities of oil and gas companies that are registered on a national stock exchange, if the aggregate amount owned by Employee and all family members and affiliates does not exceed one percent (1%) of such company’s outstanding securities.
b.	For purposes hereof, the “Post Termination Non-Compete Term” is:
(i)	in the event that (A) Employee voluntarily resigns or otherwise terminates his position as an officer or employee of the Related Parties other than on account of a change of control, or (B) Employee’s employment or engagement by the Related Parties is terminated for Cause, the six month period following the Termination Date;

(ii)	in the event that Employee’s employment is terminated on account of a change of control in the ownership of the Company, there shall not be a Post Termination Non-Compete Term; and

(iii)	in the event that Employee’s employment is terminated without Cause, the six month period following the Termination Date.
c.	Employee will not, during the one-year period following the Termination Date, solicit, entice, persuade, or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of any of the Related Parties or any other person who is under contract with or rendering services to any of the Related Parties, to (i) terminate his employment by, or contractual relationship with, such person, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for such person, (iv) become employed by or to enter into contractual relations with any Persons other than such person, or (v) enter into a relationship with a competitor of any of the Related Parties.
14.	Common Law Duties. Employee acknowledges and agrees that his restrictive covenants in paragraphs 10, 11, 12, and 13 of this Agreement will supplement, rather than supplant, his common law duties of confidentiality and loyalty owed to the Company.

15.	Survival of Covenants; Enforcement of Covenants; and Remedies.
a.	Survival of Covenants. Employee acknowledges and agrees that his covenants in

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paragraphs 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.
b.	Enforcement of Covenants. Employee acknowledges and agrees that his covenants in paragraphs 10, 11, 12 and 13 of this Agreement are ancillary to the otherwise enforceable agreements to provide Employee with Confidential Information and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Employee and do not import any greater restraint than is reasonably necessary to protect the Company’s goodwill and other legitimate business interests. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in paragraphs 10,11, 12, or 13 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

c.	Remedies. In the event of breach or threatened breach by Employee of any of his covenants in paragraphs 10, 11, 12, and 13 of this Agreement, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of said breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.
16.	Successors and Assigns. The parties acknowledge and agree that this Agreement may not be assigned by the Company to any other person or entity without Employee’s written consent; provided, however, that in the event of a change in control of the Company’s ownership, the Company shall cause the surviving entity in any such transaction to assume the payment obligations of paragraph 6, to the extent such obligations have not yet been fully performed. The parties further acknowledge and agree that Employee’s duties, responsibilities, authorities, compensation, and benefits are personal to Employee and may not be assigned to any person or entity other than a Related Party without written consent from the Board. In the event of Employee’s death, this Agreement shall be enforceable by Employee’s estate, executors, or legal representatives, but only to the extent that such person may collect any compensation due to Employee under this Agreement, as provided in paragraph 6(a). This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Employee may

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not assign or otherwise transfer this Agreement or any of Employee’s rights or obligations under this Agreement without the prior written consent of the Board.
17.	Representations of Employee. Employee hereby represents and warrants that he has not previously assumed any obligations inconsistent with those contained in this Agreement. Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

18.	Dispute Resolution. The parties agree to the following dispute resolution terms:
a.	Definition of “Dispute”. Any controversy, claim, or cause of action, whether based on statute, contract, tort, misrepresentation, or any other legal theory, arising out of or relating to this Agreement (a “Dispute”), shall be resolved solely in accordance with the terms of this paragraph; provided, however, that the term “Dispute” shall not include (i) Employee’s claims for workers’ compensation or unemployment compensation benefits (although any claim asserted under Ch. 451 of the Texas Labor Code shall be considered a “Dispute” subject to dispute resolution under this paragraph), or (ii) the Company’s claims for injunctive and/or other equitable relief for Employee’s breach or threatened breach of his restrictive covenants in paragraphs 10, 11, 12, or 13. The parties acknowledge and agree that, notwithstanding the provisions of this paragraph, nothing in this Agreement shall be construed to require the mediation or arbitration of any claim arising out of or relating to Employee’s covenants in paragraphs 10, 11, 12, or 13. Those covenants shall be enforceable by any court of competent jurisdiction, in accordance with paragraph 26, and shall not be subject to dispute resolution under this paragraph.

b.	Mediation. If a Dispute cannot be settled by good faith negotiation between the parties, the parties shall submit the Dispute to nonbinding mediation. If complete agreement cannot be reached within 30 calendar days of submission to mediation (“Mediation Period”), any remaining issues will be resolved by binding arbitration in accordance with the provisions of this paragraph. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, will govern the arbitrability of all Disputes.

c.	Arbitration. A mutually agreeable arbitrator who is knowledgeable of the Company’s industry or in commercial matters will conduct the arbitration. If the parties cannot select a mutually agreeable arbitrator within 15 days after the expiration of the Mediation Period, the mediator shall be selected according to rules of the American Arbitration Association (“AAA”). The arbitrator’s decision and award will be final and binding and may be entered in any court with jurisdiction. The arbitrator will not have authority to limit, expand, or otherwise modify the terms of this Agreement.

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d.	Rules of Conduct for Mediation and Arbitration. The mediation and, if necessary, the arbitration will be conducted under the then current rules of the alternate dispute resolution (“ADR”) firm selected by the parties, or if the parties are unable to agree on an ADR firm, the parties will conduct the mediation and, if necessary, the arbitration under the then current rules and supervision of the AAA. Each party will bear its own attorneys’ fees associated with the mediation and, if necessary, the arbitration. The parties will pay all other costs and expenses of the mediation/arbitration as the rules of the selected ADR firm provide. The parties and their representatives shall hold the existence, content, and result of the mediation and arbitration in confidence.

e.	Limit on Discovery. There shall be no discovery during the mediation process. If arbitration is necessary, no discovery shall be conducted except by agreement of the parties or after approval by the arbitrator, who shall attempt to minimize the burden of discovery.
19.	Waiver of Rights to Jury Trial and Class-Action Participation. Notwithstanding any other provision of this Agreement, Employee agrees to irrevocably waive the right to trial by jury or participate in any class or collective action with respect to any Dispute, controversy, claim, or cause of action arising out of or relating to Employee’s employment with the Company, the termination of Employee’s employment with the Company, or this Agreement (either alleged breach or enforcement).

20.	Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party, or that prevails in the resolution of such dispute, is entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute. For purposes of this paragraph 20, the finder of fact shall be requested to answer affirmatively as to whether a party “prevailed” in order to recoup attorneys’ fees and other costs pursuant to this paragraph 20.

21.	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the Agreement’s subject matter and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to its subject matter.

22.	Amendment of Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and signed by the Board.

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23.	Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

24.	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

25.	Governing Law; Venue. Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Exclusive venue for purposes of any controversy, claim, or cause of action not covered by paragraph 18, and brought by any party under this Agreement, is in any state or federal court of competent jurisdiction in and for Tarrant County, Texas. Nothing in this Agreement, however, precludes the Company or Employee from seeking to remove a civil action from any state court to federal court.

26.	Notices. All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three calendar days after the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the Company at its headquarters or Employee at the address of such person as set forth in the Company’s records. Either party may designate a different address by providing written notice of such new address to the other party.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
[signature page to follow]

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EMPLOYEE:

/s/ Steven Smart

Name: Steven Smart

COMPANY:

APPROACH RESOURCES INC.
a Delaware Corporation

By:	/s/ J. Ross Craft

Name:	J. Ross Craft
Title:	President

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